EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            OVERSEAS FILMGROUP, INC.

                        --------------------------------
                         Pursuant to Section 242 of the
                       General Corporation Law of Delaware
                        ---------------------------------

The undersigned Chief Financial Officer, Chief Operating Officer and Secretary of Overseas Filmgroup, Inc. ("Corporation") DOES HEREBY CERTIFY:

                FIRST:  The name of the Corporation is Overseas Filmgroup, Inc.

                SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and by substituting the following new Article FIRST in lieu thereof:

                        "FIRST.  The name of the corporation (hereinafter called
                the "Corporation") is First Look Media, Inc."

                THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article FOURTH and by substituting the following new first sentence to Article FOURTH in lieu thereof:

                        "FOURTH. The aggregate number of shares of capital
                stock of the Corporation (referred to herein as "Shares") which the Corporation shall have authority to issue is 60,000,000 Shares, of which 50,000,000 will be common stock having a par value of $0.001 per share (the "Common Stock") and 10,000,000 will be series preferred stock having a par value of $0.001 per share (the "Series Preferred Stock")."

                FOURTH: The foregoing amendments to the Restated Certificate of Incorporation were duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation at a stockholders meeting in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 15th day of November, 2000.

                           /s/ William F. Lischak
                           ------------------------------------------------
                           William F. Lischak
                           Chief Financial Officer, Chief Operating Officer and Secretary